Ex. m
TRUST FOR CREDIT UNIONS
Distribution Plan For Investor Shares
          This Distribution Plan (the “Plan”) has been adopted by the Board of Trustees of Trust for Credit Unions (the “Fund”) in connection with the Investor Shares of the Money Market Portfolio, Ultra-Short Duration Government Portfolio and Short Duration Portfolio (each, a “Portfolio,” together the “Portfolios”). The Plan has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).
          Section 1. Distribution Payments. (a) The Fund may pay the Fund’s distributor (the “Distributor”) (or any other person) an amount (a “Distribution Payment”) of up to 0.25% annually of the average daily net assets attributable to Investor Shares of each Portfolio. The Distribution Payment shall be calculated and accrued daily, paid monthly and shall be in consideration for distribution and other services and the assumption of related expenses (including the payment of commissions and transaction fees) in conjunction with the offering and sale of Investor Shares of each Portfolio. In determining the amounts payable on behalf of Investor Shares of the Portfolios under the Plan, the net asset value attributable to the Investor Shares of each Portfolio shall be computed in the manner specified in the Fund’s then current Prospectus and Statement of Additional Information describing the Investor Shares of each Portfolio.
          (b) Payments to the Distributor under subsection (a) above shall be used by the Distributor to cover expenses and activities primarily intended to result in the sale of Investor Shares of each Portfolio. Such expenses and activities may include but are not limited to: (i) direct out-of-pocket promotional expenses incurred by the Distributor in advertising and marketing Investor Shares of each Portfolio; (ii) expenses incurred in connection with preparing, printing, mailing, and distributing or publishing advertisements and sales literature; (iii) expenses incurred in connection with printing and mailing Prospectuses and Statements of Additional Information to other than current shareholders; (iv) periodic payments or commissions to one or more securities dealers, brokers, financial institutions or other industry professionals, such as investment advisors, accountants, and estate planning firms (each a “Distribution Organization”) with respect to a Portfolio’s Investor Shares beneficially owned by customers for whom the Distribution Organization is the Distribution Organization of record or shareholder of record; (v) the direct or indirect cost of financing the payments or expenses included in (i) and (iv) above; or (vi) such other services as may be construed by any court or governmental agency or commission, including the Securities and Exchange Commission (the “Commission”), to constitute distribution services under the 1940 Act or rules and regulations thereunder.
          (c) Payments to the Distributor under subsection (a) above shall also be used for the Distributor to compensate Distribution Organizations for administrative support services provided to their customers who are the record or beneficial owners of Investor Shares of the Portfolios. Such services may include but are not limited to: (i) processing dividend and distribution payments for the Fund on behalf of customers; (ii) providing periodic statements to customers showing their positions in Investor Shares; (iii) arranging for bank wires; (iv) responding to routine customer inquiries; (v) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to customers; (vi) forwarding to customers proxy statements and proxies containing any proposals regarding this Plan; (vii) providing customers with a service that invests assets of their accounts in Investor Shares pursuant to specific or pre-authorized instructions; (viii) establishing and maintaining accounts and records relating to transactions in Investor Shares; (ix) assisting customers in changing dividend or distribution options, account designations and addresses; or (x) other similar services if requested by the Fund.
          Section 2. Expenses Allocated; Compliance. Amounts paid by the Investor Shares of a Portfolio under the Plan must be for services rendered for or on behalf of the Investor Shares of a Portfolio. However, joint distribution financing or other services rendered with respect to the Investor Shares of a Portfolio (which may involve other investment funds or companies that are affiliated persons of the Fund or affiliated persons of the Distributor) is authorized to the extent permitted by law.
          Section 3. Reports to Fund. So long as this Plan is in effect, the Distributor shall provide the Fund’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.
          Section 4. Approval of Plan. This Plan will become effective, as to any Portfolio, on the date the public offering of Investor Shares of such Portfolio commences provided this Plan has been approved by a majority of the Board of Trustees, including a majority of those trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the “Disinterested Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.
          Section 5. Continuance of Plan. Unless sooner terminated in accordance with the terms hereof, this Plan shall remain in effect for one year following its adoption and thereafter shall continue automatically for successive annual periods of one year provided such continuance is specifically approved at least annually in the manner set forth in Section 4 hereof.
          Section 6. Amendments. This Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which the Investor Shares of a Portfolio may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding Investor Shares of the Portfolio, and (b) any material amendments of the terms of the Plan shall become effective only upon approval in the manner set forth in Section 4 hereof.

          Section 7. Termination. This Plan, as to any Portfolio, is terminable without penalty at any time by (a) a vote of a majority of the Disinterested Trustees, or (b) a vote of a majority of the outstanding Investor Shares of such Portfolio.
          Section 8. Selection/Nomination of Trustees. While this Plan is in effect, the selection and nomination of Disinterested Trustees shall be committed to the discretion of the Disinterested Trustees.
          Section 9. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
Adopted: March 23, 2012